Consent of Independent Accountants

To the Board of Directors - Strong Equity
Funds, Inc. - Strong Growth Fund and Strong
Small Cap Fund


We consent to the incorporation by reference in the Initial Registration Statement of the Strong Equity Funds, Inc. - Strong Growth Fund and Strong Small Cap Fund on Form N-14 of our report dated February 4, 1998 on our audits of the financial statements and financial highlights of the Strong Growth Fund and Strong Small Cap Fund, which report is included in the Annual Report to Shareholders for the year ended December 31, 1997, which is also incorporated by reference in the Registration Statement. We also consent to the references to our Firm under the captions "FINANCIAL INFORMATION FOR THE GROWTH FUND" and "FINANCIAL STATEMENTS".


                                         PricewaterhouseCoopers LLP



Milwaukee, Wisconsin
July 23, 1998